Exhibit 3

                 Instruments Defining Rights of Security Holders

     The following is a list of the provisions of the Articles of Incorporation and By-Laws of Pax World High Yield Fund, Inc. setting forth the rights of shareholders.

     I.   Relevant Provisions of Articles of Incorporation:

          ARTICLE FOURTH - Common Stock
          ARTICLE FIFTH - Election of Directors
          ARTICLE SIXTH - Receivership
          ARTICLE SEVENTH  - Meetings of Stockholders
          ARTICLE EIGHTH - Miscellaneous
          ARTICLE NINTH - Amendments
          ARTICLE TENTH - Indemnification
          ARTICLE ELEVENTH - Personal Liability of Directors

     II.  Relevant Provisions of By-Laws:

          ARTICLE II - Stockholders
          ARTICLE VI - Shares and Their Transfer
          ARTICLE VIII - Indemnification
          ARTICLE IX - Amendment of By-Laws